Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated August 18, 2025

Registration No. 333-277039

MARRIOTT INTERNATIONAL, INC.

$400,000,000 4.200% Series TT Notes due 2027

$500,000,000 4.500% Series UU Notes due 2031

$600,000,000 5.250% Series VV Notes due 2035

PRICING TERM SHEET

Dated: August 18, 2025

4.200% Series TT Notes due 2027

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	4.200% Series TT Notes due 2027 (the “Series TT Notes”)

Aggregate Principal Amount:	$400,000,000

Maturity Date:	July 15, 2027

Coupon:	4.200%

Interest Payment Dates:	January 15 and July 15, commencing on January 15, 2026

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.933% of the principal amount

Benchmark Treasury:	3.875% due July 31, 2027

Benchmark Treasury Price / Yield:	100-06 1/4 / 3.769%

Spread to Benchmark Treasury:	47 basis points

Yield to Maturity:	4.239%

Optional Redemption Provisions:	Prior to July 15, 2027 (the date that is their maturity date), the Company may redeem the Series TT Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series TT Notes discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series TT Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Series TT Notes to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated August 18, 2025.

Trade Date:	August 18, 2025

Expected Settlement Date**:	August 20, 2025 (T+2)

CUSIP / ISIN:	571903 BV4 / US571903BV42

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Wells Fargo Securities, LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

BofA Securities, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

U.S. Bancorp Investments, Inc.

Goldman Sachs & Co. LLC

Senior Co-Managers:

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Siebert Williams Shank & Co., LLC

TD Securities (USA) LLC

Loop Capital Markets LLC

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

UniCredit Capital Markets LLC

NatWest Markets Securities Inc.

Standard Chartered Bank

4.500% Series UU Notes due 2031

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	4.500% Series UU Notes due 2031 (the “Series UU Notes”)

Aggregate Principal Amount:	$500,000,000

Maturity Date:	October 15, 2031

Coupon:	4.500%

Interest Payment Dates:	April 15 and October 15, commencing on April 15, 2026

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	98.911% of the principal amount

Benchmark Treasury:	3.875% due July 31, 2030

Benchmark Treasury Price / Yield:	100-03 / 3.854%

Spread to Benchmark Treasury:	85 basis points

Yield to Maturity:	4.704%

Optional Redemption Provisions:	Prior to September 15, 2031 (one month prior to their maturity date) (the “Series UU Par Call Date”), the Company may redeem the Series UU Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series UU Notes discounted to the redemption date (assuming the Series UU Notes matured on the Series UU Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series UU Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Series UU Notes to the redemption date.

On or after the Series UU Par Call Date, the Company may redeem the Series UU Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Series UU Notes being redeemed plus accrued and unpaid interest on the Series UU Notes to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated August 18, 2025.

Trade Date:	August 18, 2025

Expected Settlement Date**:	August 20, 2025 (T+2)

CUSIP / ISIN:	571903 BW2 / US571903BW25

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Wells Fargo Securities, LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

BofA Securities, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

U.S. Bancorp Investments, Inc.

Goldman Sachs & Co. LLC

Senior Co-Managers:

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Siebert Williams Shank & Co., LLC

TD Securities (USA) LLC

Loop Capital Markets LLC

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

UniCredit Capital Markets LLC

NatWest Markets Securities Inc.

Standard Chartered Bank

5.250% Series VV Notes due 2035

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	5.250% Series VV Notes due 2035 (the “Series VV Notes”)

Aggregate Principal Amount:	$600,000,000

Maturity Date:	October 15, 2035

Coupon:	5.250%

Interest Payment Dates:	April 15 and October 15, commencing on April 15, 2026

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	98.910% of the principal amount

Benchmark Treasury:	4.250% due August 15, 2035

Benchmark Treasury Price / Yield:	99-09 / 4.339%

Spread to Benchmark Treasury:	105 basis points

Yield to Maturity:	5.389%

Optional Redemption Provisions:	Prior to July 15, 2035 (three months prior to their maturity date) (the “Series VV Par Call Date”), the Company may redeem the Series VV Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series VV Notes discounted to the redemption date (assuming the Series VV Notes matured on the Series VV Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series VV Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Series VV Notes to the redemption date.

On or after the Series VV Par Call Date, the Company may redeem the Series VV Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Series VV Notes being redeemed plus accrued and unpaid interest on the Series VV Notes to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated August 18, 2025.

Trade Date:	August 18, 2025

Expected Settlement Date**:	August 20, 2025 (T+2)

CUSIP / ISIN:	571903 BX0 / US571903BX08

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Wells Fargo Securities, LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

BofA Securities, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

U.S. Bancorp Investments, Inc.

Goldman Sachs & Co. LLC

Senior Co-Managers:

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Siebert Williams Shank & Co., LLC

TD Securities (USA) LLC

Loop Capital Markets LLC

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

UniCredit Capital Markets LLC

NatWest Markets Securities Inc.

Standard Chartered Bank

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the notes against payment for the notes on or about August 20, 2025, which will be the second business day following the date of the pricing of the notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes prior to the business day before settlement will be required, by virtue of the fact that the notes initially will settle in T+2, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade their notes prior to the business day before settlement should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC at (800) 645-3751, PNC Capital Markets LLC at (855) 881-0697, Scotia Capital (USA) Inc. at 1-800-372-3930 or Truist Securities, Inc. at 1-800-685-4786.